Exhibit 99.1

AutoWeb Appoints Dan Ingle to Chief Operating Officer

IRVINE, Calif., January 16, 2019 — AutoWeb, Inc. (Nasdaq: AUTO), a robust digital marketing platform providing advertising solutions for automotive dealers and OEMs, has appointed Dan Ingle to the newly created position of chief operating officer.

Ingle brings more than two decades of automotive and technology related experience to AutoWeb, and has spent the last 12 years with Cox Automotive serving in various capacities. Most recently, he served as the vice president of international business development, where he was responsible for the global expansion of Kelley Blue Book (KBB) and AutoTrader. Ingle was also instrumental in developing a global vehicle valuation strategy for Cox, while launching a scalable KBB platform in Portugal, Brazil and the UK.

Prior to Cox, Ingle was the director of information technology at CapitalOne Auto Finance, where he managed a technology project portfolio that included a direct to consumer loan originations platform as well as a loan servicing system. He has also held positions with PeopleFirst.com, Thomson Technology Consulting Group and Ernst & Young.

“Dan’s operational capabilities and extensive insight into the digital automotive marketing landscape will be a strong asset for our executive team,” said Jared Rowe, president & CEO of AutoWeb. “His leadership at KBB was instrumental to the brand’s digital transformation as he modernized its vehicle valuation process and display, while extending those capabilities beyond the US market. We look forward to leveraging his expertise in operating digital consumer and commercial products as we look to execute on our various strategic initiatives in 2019.”

Ingle commented on his appointment: “AutoWeb’s marketing platform provides dealers and OEMs with the necessary advertising solutions to sell vehicles in a dynamic digital landscape. I plan to utilize my experience in managing digital platforms to further enhance AutoWeb’s solutions and ensure we are effectively utilizing our people, technology and data to drive growth and deliver measurable value for our clients.”

Ingle has served on the board of directors of JingZhenGu, a Chinese vehicle valuation business, as well as the board of Molicar, a Brazilian vehicle valuation business. He holds a Bachelor of Business Administration in Management Information Systems from Ohio University.

Inducement Options
As an inducement for joining the company, Ingle was granted options to acquire 165,000 shares of the company’s common stock at an exercise price equal to $3.53 per share, which was the closing price of the common stock on The Nasdaq Capital Market today.

The options have a term of seven years, and one-third of the options will vest on the first anniversary of the grant date and one thirty-sixth of the options shall vest on each successive monthly anniversary of the grant date for the following twenty-four months. Vesting of the options will accelerate upon the occurrence of certain events, including upon a change in control of the company or upon termination of the grantee’s employment by the company without cause or by the grantee for good reason.

About AutoWeb, Inc.
AutoWeb, Inc. provides high-quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive AutoWeb news alerts and special event invitations by accessing the online registration form at http://investor.autoweb.com/alerts.cfm.

Company Contact
J.P. Hannan
Chief Financial Officer
949-437-4651
jp.hannan@autoweb.com

Investor Relations Contact
Sean Mansouri or Cody Slach
Liolios Investor Relations
949-574-3860
AUTO@liolios.com